Exhibit 4.2

EXECUTION COPY

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

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	5.12	Keeping of Records and Books of Account	23
	5.13	Affiliated Transactions	23
	5.14	Successor Indemnification	23
	5.15	Corporate Opportunities	24
	5.16	Foreign Corrupt Practices Act	24
	5.17	Green Dot Corporation	25
	5.18	Termination of Covenants	25

6.	Miscellaneous		25
	6.1	Transfers, Successors and Assigns	25
	6.2	Governing Law	25
	6.3	Counterparts	25
	6.4	Titles and Subtitles	25
	6.5	Notices	25
	6.6	Costs of Enforcement	26
	6.7	Amendments and Waivers	26
	6.8	Severability	27
	6.9	Aggregation of Stock	27
	6.10	Amendment and Restatement of Prior Agreement	27
	6.11	Entire Agreement	27
	6.12	Transfers of Rights	27
	6.13	Delays or Omissions	28
	6.14	Remedies	28
	6.15	Massachusetts Business Trust	28

Schedules

Schedule A	-	Schedule of Investors

Exhibits

Exhibit A	-	Form of Invention Assignment, Non-Disclosure, Non-Competition and Non-Solicitation Agreement

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FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 25th day of October, 2012 by and between HubSpot, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto (each an “Investor” and together the “Investors”).

RECITALS

WHEREAS, certain of the Investors are parties to that certain Third Amended and Restated Investors’ Rights Agreement dated as of March 3, 2011, as amended as of June 15, 2011 (the “Prior Agreement”);

WHEREAS, the Company and certain of the Investors are parties to the Series E Convertible Preferred Stock Purchase Agreement, of even date herewith (the “Purchase Agreement”) under which each such Investor’s obligations to purchase shares of Series E Preferred Stock (as defined below) are conditioned upon the execution and delivery of this Agreement; and

WHEREAS, the Company and the undersigned holders of at least Seventy-Three percent (73%) of the Registrable Securities outstanding immediately prior to the Closing (as defined in the Purchase Agreement) desire to amend and restate the Prior Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement. For purposes of this Agreement:

1.1 The term “Affiliate” shall mean with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person or, in the case of Fidelity, any mutual funds or similar pooled vehicles that are controlled by, under comment control with, managed or advised by the same management company or registered investment advisor (or an affiliate of such management company or registered investment advisor) as Fidelity.

1.2 The term “Change of Control” means, regardless of form thereof, (1) the dissolution or liquidation of the Company, (2) the sale or exclusive license of all or substantially all of the assets of the Company on a consolidated basis to a person or entity which is not an affiliate of the Company, (3) a merger, reorganization or consolidation in which the outstanding shares of Company’s capital stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (4) the sale of all or substantially all of the outstanding stock of the Company to a person or entity which is not an affiliate of the Company.

1.3 The term “Common Stock” shall mean shares of the Company’s common stock, par value $0.001 per share.

1.4 The term “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

1.5 The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.6 The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.7 The term “Founders” shall mean Brian Halligan and Dharmesh Shah.

1.8 The term “GAAP” shall mean generally accepted accounting principles.

1.9 The term “Holder” shall mean any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.12 hereof.

1.10 The Term “Immediate Family Member” shall mean a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a person referred to herein.

1.11 The term “Initiating Holders” means, collectively, any Holders who properly initiate a registration request under this Agreement.

1.12 The term “Institutional Investor” means any Investor that, together with such Investor’s Affiliates, holds more than 500,000 shares of Registrable Securities (appropriately adjusted for any stock split, dividend, combination or other recapitalization attached after the date hereof).

1.13 The term “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.14 The term “Major Investor” means any Investor that, together with such Investor’s Affiliates, holds more than 200,000 shares of Registrable Securities (appropriately adjusted for any stock split, dividend, combination or other recapitalization attached after the date hereof).

1.15 The term “New Securities” shall mean equity securities of the Company, whether now authorized or not, or rights, options, or warrants to purchase said equity securities, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for said equity securities (collectively “New Securities”).

1.16 The term “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

1.17 The term “Preferred Directors” has the meaning set forth for such term in the Restated Certificate.

1.18 The term “Preferred Stock” means the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, and Series E Preferred Stock.

1.19 The term “Prior Agreement” has the meaning set forth in the Preamble of this Agreement.

1.20 The term “Qualified Public Offering” has the meaning set forth for such term in the Restated Certificate.

1.21 The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.22 The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock (including the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, and Series E Preferred Stock), (ii) the Common Stock purchased pursuant to those certain Secondary Sale Agreements, between certain Investors and certain stockholders of the Company, dated as of March 3, 2011, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clauses (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under Section 2 hereof are not assigned or any shares for which registration rights have terminated pursuant to Section 2.15 of this Agreement.

1.23 The term “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

1.24 The term “Restated Certificate” shall mean the Sixth Amended and Restated Certificate of Incorporation of the Company, as it may be amended from time to time.

1.25 The term “SEC” means the Securities and Exchange Commission.

1.26 The term “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.27 The term “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.28 The term “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.29 The term “Series A-B Director” has the meaning set forth for such term in the Restated Certificate.

1.30 The term “Series A Preferred Stock” means shares of the Series A Convertible Preferred Stock, par value $0.001 per share.

1.31 The term “Series B Preferred Stock” means shares of the Series B Convertible Preferred Stock, par value $0.001 per share.

1.32 The term “Series C Preferred Stock” means shares of the Series C Convertible Preferred Stock, par value $0.001 per share.

1.33 The term “Series D Preferred Stock” means shares of the Series D Convertible Preferred Stock, par value $0.001 per share.

1.34 The term “Series D-1 Preferred Stock” means shares of the Series D-1 Convertible Preferred Stock, par value $0.001 per share.

1.35 The term “Series E Preferred Stock” means shares of the Series E Convertible Preferred Stock, par value $0.001 per share.

1.36 The term “Transaction Documents” means, collectively, the Purchase Agreement, Fourth Amended and Restated Voting Agreement, Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement each by and among the Company and the other parties thereto and each dated as of the date hereof, and this Agreement.

1.37 The term “Violation” means losses, claims, damages, or liabilities (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by any other party hereto, of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Request for Registration.

(a) If the Company shall receive, at any time after 180 days after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of at least twenty-five (25%) percent of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of all or any portion of their Registrable Securities anticipated to have an aggregate sale price (net of underwriting discounts and commissions, if any) in excess of $10,000,000 in the manner specified in such request, then the Company shall:

(i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders, who shall then have twenty (20) days to notify the Company in writing of their desire to be included in such registration;

(ii) as soon as practicable, and in any event within sixty (60) days of the receipt of such request, file a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered, subject to the limitations of Section 2.1(b), within twenty (20) days of the mailing of such notice by the Company in accordance with Section 6.5; and

(iii) use its best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable but in no event later than ninety (90) days after such request.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1(a) and the Company shall include such information in the written notice referred to in Section 2.1(a). The underwriter will be selected by the Initiating Holders subject only to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.3(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.1, if, in good faith, the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(c) The Company shall not be obligated to effect, or to take any action to effect, any registration

(i) pursuant to this Section 2.1:

(A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act;

(B) After the Company has effected two (2) registrations pursuant to this Section 2.1 and such registrations have been declared or ordered effective (counting for these purposes only registrations which have been declared effective and which have remained effective until all such securities have been sold);

(C) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.11 below; or

(D) If the Registrable Securities to be included in the registration statement could be sold without restriction under SEC Rule 144 within a ninety (90) day period and the Company is currently subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act; or

(ii) pursuant to any other provision of this Agreement:

(A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act; or

(B) If the Registrable Securities to be included in the registration statement could be sold without restriction under SEC Rule 144 within a ninety (90) day period and the Company is currently subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act.

(d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company (the “Board”) it would be materially detrimental to the Company and its stockholders for such registration statement to become effective or to remain effective as long as such registration statement would otherwise be required to remain effective because such action (x) would materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than one (1) time in any twelve (12)-month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

A registration statement shall not be counted until such time as such registration statement has been declared effective by the SEC (unless the Initiating Holders withdraw their request for such registration (other than as a result of information concerning the business or financial condition of the Company which is made known to the Investors after the date on which such registration was requested) and elect not to pay the registration expenses therefor pursuant to Section 2.5). A registration statement shall not be counted if, as a result of an exercise of the underwriter’s cut-back provisions, fewer than 50% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.2 Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 6.5, the Company shall, subject to the provisions of Section 2.7, cause to be registered under the Securities Act, all of the Registrable Securities that each such Holder has requested to be registered. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 hereof.

2.3 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible,

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such one hundred twenty (120)-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120)-day period shall be extended for up to one hundred eighty (180) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) cause all such Registrable Securities registered pursuant to this Agreement hereunder to be listed on a national securities exchange or trading system and each securities exchange and trading system on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(h) use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date on which such Registrable Securities are sold to the underwriter, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a “comfort” letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

2.4 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

2.5 Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2.1, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one (1) counsel for the selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one (1) demand registration pursuant to Section 2.1; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1.

2.6 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 2.2 hereof for each Holder (which right may be assigned as provided in Section 2.12 hereof), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one (1) counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

2.7 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Company’s IPO in which case the selling Holders may be excluded beyond this amount if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the preceding sentence concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is an investment fund, partnership, limited liability company or corporation, the partners, members, retired partners, retired members, stockholders and Affiliates of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder”, and any pro-rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling Holder,” as defined in this sentence.

2.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Violation and the Company will pay to each such Holder, underwriter, controlling person or other aforementioned person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person.

(b) To the extent permitted by law, each selling Holder will severally and not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 2.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this Section 2.9(b) exceed the lesser of (i) that proportion of the total of such losses, claims, damages, liabilities or actions indemnified against equal to the proportion of the total securities sold under such registration statement which is being held by such Holder, or (ii) the amount equal to the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.9, then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (I) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (II) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation; provided further, that in no event shall a

Holder’s liability pursuant to this Section 2.9(d), when combined with the amounts paid or payable by such holder pursuant to Section 2.9(b), exceed the proceeds from the offering (net of any underwriting discounts or commissions) received by such Holder, except in the case of willful fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise and shall survive the termination of this Agreement.

2.10 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company is subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

(d) After the occurrence of the first underwritten public offering of Common Stock of the Company pursuant to an offering registered under the Securities Act on Form S-1 or Form SB-1 (or any comparable successor forms), subject to the limitations on transfers imposed by this Agreement, the Company shall use its reasonable best efforts to facilitate and expedite transfers of Registrable Securities pursuant to SEC Rule 144 under the Securities Act, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities.

2.11 Form S-3 Registration. In case the Company shall receive from Holders holding Registrable Securities anticipated to have an aggregate sale price (net underwriting discounts and commissions, if any) in excess of $2,000,000 a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.11: (1) if Form S-3 is not then available for such offering by the Holders; (2) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.11; provided, however, that the Company shall not utilize this right more than one (1) time in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under SEC Rule 145, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); (3) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 2.11; or (4) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to this

Section 2.11, including (without limitation) all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of one (1) counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 2.11 shall not be counted as demands for registration or registrations effected pursuant to Section 2.1.

(d) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 2.11 and the Company shall include such information in the written notice referred to in Section 2.11(a). The provisions of Section 2.1(b) shall be applicable to such request (with the substitution of Section 2.11 for references to Section 2.1).

2.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, Affiliate, parent, partner, member, limited partner, retired partner, retired member or stockholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least five percent (5%) of such Holder’s shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 2.14 below; (c) such transferee or assignee is not a competitor of the Company; and (d) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferee or assignee (i) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder; (ii) that is an Affiliate of the Holder, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company, (iii) who is a Holder’s Immediate Family Member, or (iv) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, shall be aggregated together and with those of the assigning Holder; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 2.

2.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least Sixty-Five percent (65%) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of any securities held by such holder or prospective holder.

2.14 “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days or such longer period not to exceed an additional 34 days as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise (the “Market Stand-Off”). The foregoing provisions of this Section 2.14 shall apply only to the Company’s IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s IPO are intended third-party beneficiaries of this Section 2.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s IPO that are consistent with this Section 2.14 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements (including, without limitation, agreements with officers, directors and greater than one percent (1%) stockholders of the Company) by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

2.15 Termination of Registration Rights.

(a) No Holder shall be entitled to exercise any right provided for in this Section 2 after five (5) years following the consummation of the IPO.

(b) The rights set forth in this Section 2 shall terminate upon a Deemed Liquidation Event, as such term is defined in the Company’s Restated Certificate, and shall be suspended, as to any Holder, during any period in which the Registrable Securities held by such Holder (together with any Affiliate of such Holder with whom such Holder must aggregate its sales under SEC Rule 144) could be sold without restriction under SEC Rule 144 within a ninety (90) day period.

3. Information Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a competitor of the Company):

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a balance sheet and income statement as of the last day of such year, a statement of stockholders’ equity and cash flows for such year and a comparison between the actual figures for such year, the comparable figures for the prior year and the comparable figures included in the Budget (as defined below) for such year, with an explanation of any material differences between them and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP and audited and certified by independent public accountants selected by the Company;

(b) as soon as practicable, but in any event within thirty (30) days after the end of each of the four (4) quarters of each fiscal year of the Company, an unaudited income statement, schedule as to the sources and application of funds for such fiscal quarter, an unaudited balance sheet and a statement of stockholders’ equity and cash flows as of the end of such fiscal quarter, with monthly detail;

(c) as soon as practicable, but in any event with thirty (30) days after the end of each of the four (4) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the number of common shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for common shares and the exchange ratio or exercise price applicable thereto and number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit each Major Investor to calculate its percentage equity ownership in the Company and certified by the Chief Financial Officer or Chief Executive Officer of the Company as being true, complete and correct;

(d) as soon as practicable, but in any event within thirty (30) days following the end of each month, an unaudited income statement, statement of stockholders’ equity and cash flows, and an unaudited profit or loss statement;

(e) as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(f) with respect to the financial statements called for in Subsections (a), (b) and (c) of this Section 3.1, an instrument executed by the Chief Financial Officer and President or Chief Executive Officer of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP and as set forth in subsection (a) of this Section 3.1) and fairly present the financial condition of the Company and its results of operation for the periods specified therein, subject to year-end audit adjustment;

(g) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Major Investor or any assignee of the Major Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this Subsection (g) or any other subsection of Section 3.1 to (i) provide information which the Company reasonably deems in good faith to be a trade secret or similar confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) would adversely affect the attorney-client privilege between the Company and its counsel;

(h) if for any period the Company shall have any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries;

(i) promptly following receipt by the Company, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its subsidiaries; and

(j) promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that could materially and adversely affect the Company or any of its subsidiaries, if any.

(k) Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on the effective date of the registration effecting the IPO; provided that the Company is actively employing its reasonable best efforts to cause such registration statement to become effective.

3.2 Inspection Rights. The Company shall permit each Major Investor and such persons as each Major Investor may designate, at such Major Investor’s expense, upon reasonable notice to the Company and during regular business hours, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Major Investor and such designees such affairs, finances and accounts) all at such reasonable times as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information or would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Observer Rights. As long as Sequoia Capital owns not less than twenty-five percent (25%) of the Registrable Securities it purchased under that certain Series D Preferred Stock Purchase Agreement dated as of March 3, 2011, by and among the Company and the Purchasers (as defined therein) (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of Sequoia Capital to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Board shall have the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a competitor of the Company.

3.4 Termination of Information, Inspection and Observer Covenants. The covenants set forth in Section 3.1, Section 3.2 and Section 3.3 shall terminate as to Major Investors and be of no further force or effect immediately prior to the consummation of the sale of shares of Common Stock in the Company’s Qualified Public Offering.

3.5 Confidentiality. Subject to Section 5.16, each Major Investor agrees that such Major Investor will keep confidential and will not disclose or divulge any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Major Investor), (ii) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information or (iii) is or has been made known or disclosed to the Major Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Major Investor may disclose confidential information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any prospective investor of any Registrable Securities from such Major Investor as long as such prospective investor agrees to be bound by the provisions of this Section 3.5, (c) to any Affiliate, partner (including, without limitation, any existing or prospective limited partner), member, stockholder or wholly owned subsidiary of such Major Investor in the ordinary course of business, (d) as may otherwise be required by law, provided that each such Major Investor takes reasonable steps to minimize the extent of any such required disclosure, or (e) for Major Investors that are registered investment companies, to current or prospective investors of such Major Investor as long as such prospective investor agrees to be bound by the provisions of this Section 3.5.

4. Right of Participation.

4.1 Right of Offer. Subject to the terms and conditions specified in this Section 4.1, and applicable securities laws, in the event the Company offers or sells any New Securities (the “Sale of New Securities”), the Company shall make an offering of such New Securities to each Investor in accordance with the following provisions of this Section 4.1. An Investor shall be entitled to apportion the right of offer hereby granted it among itself and its partners, members and Affiliates in such proportions as it deems appropriate.

(a) Within ten (10) days of a Sale of New Securities, the Company shall deliver a notice, in accordance with the provisions of Section 6.5 hereof, (the “Offer Notice”) to each of the Investors stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By written notification received by the Company, within twenty (20) calendar days after receipt of the Offer Notice by the Investors, each of the Investors may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock (and any other securities convertible into, or otherwise exercisable or exchangeable for, shares of Common Stock) then held, by such Investor bears to the total number of shares of Common Stock of the Company then issued and outstanding (assuming full conversion and exercise of all convertible or exercisable securities held by the Investors). The Company shall promptly, in writing, inform each Investor that elects to purchase all the shares available to it (each, a “Fully-Exercising Investor”) of any other Investor’s failure to do likewise. During the ten (10) day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the New Securities for which Investors were entitled to subscribe but which were not subscribed for by the Investors which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase such unsubscribed shares.

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or obtained as provided in Section 4.1(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 4.1(b) hereof, offer the remaining unsubscribed portion of such New Securities (collectively, the “Refused Securities”) to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 4.1.

(d) The right of offer in this Section 4.1 shall not be applicable to: (i) shares of Common Stock issued or deemed issued as a dividend or distribution on the Preferred Stock; (ii) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Article Fourth, Section B.4(e) and (f) of the Company’s Restated Certificate; (iii) shares of Common Stock issued or deemed issued to employees or directors of, or consultants to, the Company or any of its subsidiaries pursuant to a plan, agreement, or arrangement approved by the Board of the Company, including the Series A-B Directors; (iv) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security, (v) shares of Common Stock issued or deemed issued in connection with acquisitions, strategic transactions, equipment leases or asset-back or similar financings approved by the Board of Directors of the Company, including the Series A-B Directors, or (v) shares of Common Stock issued in connection with a “public offering” that is registered under the Securities Act.

(e) The right of offer set forth in this Section 4.1 may not be assigned or transferred except that (i) such right is assignable by each Investor to any Affiliate of such Investor, and (ii) such right is assignable by any Investor to any other Investor.

(f) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 4.1 the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Major Investor shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage-ownership position, calculated as set forth in Section 4.1 before giving effect to the issuance of such New Securities. The closing of such sale shall occur within sixty (60) days of the date notice is given to the Major Investors.

4.2 Termination. The provisions of this Section 4 shall terminate upon the consummation of the Company’s Qualified Public Offering.

5. Additional Covenants.

5.1 Insurance. So long as any Preferred Stock remain outstanding, the Company shall maintain, from financially sound and reputable insurers, directors and officers insurance in amounts determined by a majority of the Board (including the Series A-B Directors), and any other insurance policies of a kind amount as determined necessary by a majority of the Board (including the Series A-B Directors). The parties acknowledge and agree that the Company shall maintain “key person” life insurance policies on the Founders in an amount determined by a majority of the Board (including the Series A-B Directors).

5.2 Employee Agreements. The Company will cause each person now or hereafter employed by it or any subsidiary with access to confidential information and/or trade secrets to enter into an Invention Assignment, Non-Disclosure, Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit A. In addition, the Company shall not materially amend, modify, terminate, waive or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee without the consent of the majority of the Board (including the Series A-B Directors).

5.3 Employee Vesting. Unless approved by a majority of the Board (including the Series A-B Directors), all current and future employees and consultants of the Company who shall purchase (excluding exercises of options), or will receive options to purchase, shares of the Company’s capital stock following the date hereof, shall be required to execute stock purchase or option agreements providing for (i) vesting of shares over a four-year period with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months and (ii) a Market Stand-Off provision substantially similar to that in Section 2.14. The Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and the right to repurchase unvested shares at cost. In addition, the Company shall not accelerate the vesting terms of any of the above-referenced agreements between the Company and any employee without the consent of the majority of the Board (including the Series A-B Directors), provided, however, that any option and restricted stock agreements in place as of the date of this Agreement which include acceleration of vesting may be enforced in accordance with their terms without such approval.

5.4 Lock-Up Agreement. The Company shall cause (i) any officer of the Company and (ii) any individual or entity that holds or acquires shares of the Company’s capital stock constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted) to execute an agreement providing for a Market Stand-Off.

5.5 Matters Requiring Investor Director Approval. The Company hereby covenants and agrees with each of the Investors that, it shall not, without the approval of a majority of the Board or the approval of a majority of a committee of the Board of Directors (in each case, including all of the Series A-B Directors serving on the Board of Directors or such committee):

(a) enter into any sale, lease or other disposition of the Company’s assets or the exclusive license of any of the Company’s intellectual property rights, in each case, outside of the ordinary course of business;

(b) enter into any transactions with any members of management of the Company or any of their respective Affiliates or family members (including trusts or other similar entities for their benefit), other than arms length employment agreements;

(c) enter into any agreement or commitment to do any of the foregoing.

5.6 Meetings of the Board of Directors. The Board shall meet either in person or via conference calls at such times, dates and places as agreed by the Board of Directors (including the Series A-B Directors).

5.7 Compensation of Directors. The Company shall promptly reimburse in full each Director of the Company who is not an employee of the Company for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board and any Committee thereof. After the initial public offering of the Company’s capital stock, the Company shall pay or provide to any director of the Company who is nominated by the Investors, fees, options and other compensation in amounts at least equal to the fees, options or other compensation paid to all other non-management directors of the Company.

5.8 Corporate Existence. The Company shall maintain and cause each of its subsidiaries, if any, to maintain, their respective corporate existence.

5.9 Bylaws. The Company shall at all times cause its Bylaws to provide that unless otherwise required by the laws of the State of Delaware, any one director shall have the right to call a meeting of the Board. The Company shall at all times maintain provisions in its Bylaws indemnifying all directors against liability and absolving all directors from liability to the Company and its stockholders to the maximum extent permitted under the laws of the State of Delaware.

5.10 Restrictive Agreements Prohibited. Neither the Company nor any of its subsidiaries shall become a party to any agreement which by its terms expressly restricts the Company’s performance of this Agreement or any other Transaction Document.

5.11 Compliance with Laws. The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

5.12 Keeping of Records and Books of Account. The Company shall keep, and cause each subsidiary, if any, to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied (except for the exceptions from GAAP provided in Section 2.14 of the Purchase Agreement), reflecting all financial transactions of the Company and such subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

5.13 Affiliated Transactions. All transactions by and between the Company and any officer, employee, director or stockholder of the Company or persons controlling, controlled by, under common control with or otherwise affiliated with such officer, employee, director or stockholder shall be conducted on an arm’s-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from nonrelated persons and shall be approved in advance by the Series A-B Directors.

5.14 Successor Indemnification. In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately prior to such transaction, whether in the Company’s Bylaws, Restated Certificate, or elsewhere, as the case may be.

5.15 Corporate Opportunities. The Company acknowledges that some of the Investors and their affiliates, members, equity holders, director representatives, partners, employees, agents and other related persons are engaged in the business of investing in private and public companies in a wide range of industries, including the industry segment in which the Company operates (the “Company Industry Segment”). Accordingly, the Company and the Investors acknowledge and agree that, notwithstanding Section 3.5, a Covered Person shall:

(a) have no duty to the Company to refrain from participating as a director, investor or otherwise with respect to any company or other person or entity that is engaged in the Company Industry Segment or is otherwise competitive with the Company, and

(b) in connection with making investment decisions, to the fullest extent permitted by law, have no obligation of confidentiality or other duty to the Company to refrain from using any information, including, but not limited to, market trend and market data, which comes into such Covered Person’s possession, whether as a director, investor or otherwise (the “Information Waiver”), provided that the Information Waiver shall not apply, and therefore such Covered Person shall be subject to such obligations and duties as would otherwise apply to such Covered Person under applicable law, if the information at issue (i) constitutes material non-public information concerning the Company, or (ii) is covered by a contractual obligation of confidentiality to which the Company is subject.

Notwithstanding anything in this Section 5.16 to the contrary, nothing herein shall be construed as a waiver of any Covered Person’s duty of loyalty or obligation of confidentiality with respect to the disclosure of confidential information of the Company. For the purposes of this Section 5.16, “Covered Persons” shall have the meaning set forth in the Company’s Sixth Amended and Restated Certificate of Incorporation.

5.16 Foreign Corrupt Practices Act. The Company represents that it shall not — and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to — promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any third party, including any Non-U.S. Official, in each case, in violation of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the U.K. Bribery Act of 2010 (the “U.K. Bribery Act”), or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall — and shall cause each of its Subsidiaries and Affiliates to — cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law, if any. The Company further represents that it shall — and shall cause each of its Subsidiaries and Affiliates to — maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

5.17 Green Dot Corporation. The Company shall not knowingly enter into any banking or nonbanking transaction with Green Dot Corporation or any of its subsidiaries (Next Estate Communications and Bonneville Bancorp) without the prior written consent of Sequoia Capital.

5.18 Termination of Covenants. The covenants set forth in this Section 5, except as provided below, shall terminate and be of no further force or effect upon the consummation of a Qualified Public Offering. Notwithstanding the foregoing, the covenants set forth in Sections 5.1 and 5.8 hereof shall continue for so long as any Series A-B Director is a member of the Board, the covenant set forth in Section 5.4 hereof shall continue for so long as any Investor holds any Shares or until the expiration of the applicable statute of limitations, if later.

6. Miscellaneous.

6.1 Transfers, Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without regard to its principles of conflicts of laws.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile or electronic mail (including PDF) signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Schedule A hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy shall also be sent to Brown Rudnick, One Financial Center, Boston, MA 02062, Attn: David D. Gammell; fax: 617-289-0456; email: dgammell@brownrudnick.com, and if notice is given to the Investors, a copy shall also be given to Cooley LLP, 777 6th Street, NW, Suite 1100, Washington, DC 20001, Attn: Ryan Naftulin; fax: 202-842-7899; email: rnaftulin@cooley.com, Charles River Ventures, One Broadway, 15th Floor, Cambridge, MA 02142, Attn: Sarah Reed; fax: 781-768-6100; email: sreed@crv.com, and Goodwin Procter LLP, 53 State Street, Boston, MA 02109, Attn: H. David Henken; fax: 617-523-1231; email: dhenken@goodwinprocter.com.

6.6 Costs of Enforcement. If any Party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing Party shall pay all costs and expenses incurred by the prevailing Party, including, without limitation, all reasonable attorneys’ fees.

6.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and holders of at least Sixty-Five percent (65%) of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination or waiver (i) does not materially and adversely affect such Investor, or (ii) applies to all similarly situated Investors proportionately (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors proportionately if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). Notwithstanding the preceding sentence, if the Investors’ right to participate under Section 4 is waived with respect to a particular transaction, and any Institutional Investor purchases securities in such transaction (each, a “Purchasing Investor” and together, the “Purchasing Investors”), every Institutional Investor not purchasing securities in such transaction (each, an “Excluded Investor”) shall have the right to purchase on the same terms as the Purchasing Investors a number of the same type of securities purchased by such Purchasing Investors equal to the product of the number of securities each such Excluded Investor would have been entitled to purchase if such waiver had not occurred and the Company had fully complied with the provisions of Section 4 hereof multiplied by a fraction the numerator of which is the number of securities to be purchased by the Largest Purchasing Investor and the denominator of which is the number of securities the Largest Purchasing Investor would have been entitled to purchase if such waiver had not occurred and the Company had fully complied with the provisions of Section 4 hereof, for the purposes of calculating the denominator of this fraction, only the number of securities that the Largest Purchasing Investor would have been entitled to initially purchase pursuant to the first sentence of Section 4.1(b) shall be included. The “Largest Purchasing Investor” shall mean the Purchasing Investor that is purchasing the greatest portion of the number of securities such Purchasing Investor would have been entitled to purchase if such waiver had not occurred and the Company had fully complied with the provisions of Section 4 hereof. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 6.7 shall be binding on all parties hereto, even if they do not execute such consent. Notwithstanding the foregoing, an Institutional Investor’s right to participate in a transaction pursuant to this Section 6.7 shall not be waived, amended or terminated without the written consent of such Institutional Investor, unless the right of all Institutional Investors to participate in such transaction is similarly waived, amended or terminated and no Institutional Investor participates in such transaction. No amendment, termination, or waiver of information rights granted pursuant to Section 3 or Section 2.14 hereof, or this sentence, may be made without the unanimous consent of all Major Investors. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.8 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. ·

6.10 Amendment and Restatement of Prior Agreement. By their signatures hereto, the Company and holders of at least Seventy-Three percent (73%) of the Registrable Securities outstanding immediately prior to the Closing hereby: (a) consent to the amendment and restatement of the Prior Agreement and (b) agree that upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated to read in its entirety as set forth in this Agreement.

6.11 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.12 Transfers of Rights. Each Investor hereto hereby agrees that it will not, and may not, assign any of its rights and obligations hereunder, unless such rights and obligations are assigned by such Investor to (a) any person or entity to which Registrable Securities are transferred by such Investor, or (b) to any Affiliate of such Investor, and, in each case, such transferee shall be deemed an “Investor” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement.

6.13 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.14 Remedies. It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law) and the Company may refuse to recognize any unauthorized transferee as one of its stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement.

6.15 Massachusetts Business Trust. A copy of the Agreement and Declaration of Trust of each Fidelity Purchaser or any Affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the trustees of such Fidelity Purchaser or any affiliate thereof as trustees and not individually and that the obligations of this Agreement are not binding on any of the trustees, officers or stockholders of such Fidelity Purchaser or any Affiliate thereof individually but are binding only upon such Fidelity Purchaser or any Affiliate thereof and its assets and property.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

THE COMPANY:

HUBSPOT, INC.

By:	/s/ Brian Halligan
Name:	Brian Halligan
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO HUBSPOT, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THE INVESTORS:

SCALE VENTURE PARTNERS III, LP

By:	Scale Venture Management III, LLC
Its general partner

By:	/s/ Robert Theis
Name:	Robert Theis
Title:	Managing Director

SIGNATURE PAGE TO HUBSPOT, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THE INVESTORS:

MATRIX PARTNERS VIII, L.P.

By:	Matrix VIII US Management Co., L.L.C., its General Partner

By:	/s/ David Skok
Name:	David Skok Managing Member

Address:	Bay Colony Corporate Center 1000 Winter Street, Suite 4500 Waltham, MA 02451

WESTON & CO. VIII LLC, as Nominee

By:	Matrix Partners Management Services, L.P., Sole Member

By:	Matrix Partners Management Services GP, LLC, its General Partner

By:	/s/ David Skok
Name:	David Skok Authorized Member

SIGNATURE PAGE TO HUBSPOT, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THE INVESTORS:

GENERAL CATALYST GROUP V, L.P.

By:	General Catalyst Partners V, L.P. its General Partner

By:	General Catalyst GP V, LLC its General Partner

By:	/s/ William J. Fitzgerald
Name:	William J. Fitzgerald
Title:	Member and Manager

GC ENTREPRENEURS FUND V, L.P.

By:	General Catalyst Partners V, L.P. its General Partner

By:	General Catalyst GP V, LLC its General Partner

By:	/s/ William J. Fitzgerald
Name:	William J. Fitzgerald
Title:	Member and Manager

SIGNATURE PAGE TO HUBSPOT, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THE INVESTORS:

Sequoia Capital U.S. Growth Fund IV, L.P. Sequoia Capital USGF Principals Fund IV, L.P.

By:	SCGF IV Management, L.P. A Cayman Islands exempted limited partnership General Partner of Each

By:	SCGF GenPar, Ltd A Cayman Islands limited liability company Its General Partner

By:	/s/ [Illegible]
Managing Director

SIGNATURE PAGE TO HUBSPOT, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THE INVESTORS:

GOOGLE VENTURES 2011, L.P.

By:	Google Ventures 2011 GP, L.L.C., its General Partner

By:	/s/ William J. Maris
Name:	William J. Maris
Title:	Member

Address:	Google Ventures 2011, L.P. 1600 Amphitheatre Parkway Mountain View, CA 94043 Attn: Rich Miner Telephone: 617-575-1474 Facsimile: 650-887-1790

With a copy to:

Google Ventures 2011, L.P. 1600 Amphitheatre Parkway Mountain View, CA 94043 Attn: General Counsel Email: gv-notice@google.com

SIGNATURE PAGE TO HUBSPOT, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THE INVESTORS:

CHARLES RIVER PARTNERSHIP XIV, LP

By:	Charles River XIV GP, LP
Its:	General Partner

By:	Charles River XIV GP, LLC
Its:	General Partner

By:	/s/ Izhar Armony
Authorized Manager

CHARLES RIVER FRIENDS XIV-A, LP

By:	Charles River XIV GP, LLC
Its:	General Partner

By:	/s/ Izhar Armony
Authorized Manager

SIGNATURE PAGE TO HUBSPOT, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHT’S AGREEMENT

THE INVESTORS:

Fidelity Magellan Fund: Fidelity Magellan Fund

By:	/s/ Joseph Zambello
Name:	Joseph Zambello
Title:	Deputy Treasurer

SIGNATURE PAGE TO HUBSPOT, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THE INVESTORS:

ALTIMETER PARTNERS FUND, L.P.

By:	Altimeter General Partner, LLC Its General Partner

By:	/s/ Bradley T. Gerstner
Name:	Bradley T. Gerstner
Title:	Member and Manager

Address:	Altimeter Partners Fund, L.P. 1 International Place, Suite 2400 Boston, MA 02110

SIGNATURE PAGE TO HUBSPOT, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THE INVESTORS:

CROSS CREEK CAPITAL, L.P.

By:	Cross Creek Capital GP, LP. Its Sole General Partner

By:	Cross Creek Capital, LLC Its Sole General Partner

By:	Wasatch Advisors, Inc. Its Sole Member

By:	/s/ Daniel Thurber
Name: Daniel Thurber Title: VP

CROSS CREEK CAPITAL EMPLOYEES’ FUND, L.P.

By:	Cross Creek Capital GP, L.P. Its Sole General Partner

By:	Cross Creek Capital, LLC Its Sole General Partner

By:	Wasatch Advisors, Inc. Its Sole Member

By:	/s/ Daniel Thurber
Name: Daniel Thurber Title: VP

SIGNATURE PAGE TO HUBSPOT, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THE INVESTORS:

TENAYA CAPITAL VI, LP

By:	Tenaya Capital VI GP, LLC Its General Partner

By:	/s/ Dave Markland
Name:	DAVE MARKLAND,
Title:	ATTORNEY-IN-FACT

SIGNATURE PAGE TO HUBSPOT, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THE INVESTORS:

/s/ James O’Neill
James O’Neill

/s/ Dharmesh Shah
Dharmesh Shah

/s/ Mike Volpe
Mike Volpe

/s/ Michael Simon
Michael Simon

SIGNATURE PAGE TO HUBSPOT, INC.

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

EXHIBIT A

FORM OF INVENTION ASSIGNMENT, NON-DISCLOSURE, NON-COMPETITION

AND NON-SOLICITATION AGREEMENT

EMPLOYEE INVENTION, NON-DISCLOSURE,

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Employee Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (hereinafter referred to as the “Agreement”) is dated as of                     , 20         (hereinafter referred to as the “Effective Date”) and is between: HubSpot, Inc., a Delaware corporation (hereinafter the “Company”), having a place of business at One Broadway, 5th Floor, Cambridge, MA 02142, and                     , an individual residing in the state of [STATE] (hereinafter referred to in the first person as “I,” “me” or “my”).

In consideration for my employment by the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree as follows:

1.	Inventions and Patents.

(a) I will promptly and fully disclose to the Company any and all inventions, discoveries, trade secrets and improvements, whether or not patentable and whether or not they are made, conceived or reduced to practice during working hours or using the Company’s data or facilities, which I develop, make, conceive or reduce to practice during my employment by the Company, either solely or jointly with others (collectively, the “Developments”). All Developments shall be the sole property of the Company, and I hereby assign to the Company, without further compensation, all my right, title and interest in and to the Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trademark applications and trade names in the United States and elsewhere. Notwithstanding the foregoing, Developments shall not include any inventions, discoveries, trade secrets or improvements that: (i) are not made, conceived or reduced to practice during working hours; (ii) are not made, conceived or reduced to practice using the Company’s information, data or facilities; and (iii) do not relate to the present business of the Company, any business that is competitive therewith, or any future business in which the Company engages.

(b) I will keep and maintain adequate and current written records of all Developments (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

(c) I will assist the Company in obtaining and enforcing patent, copyright and other forms of legal protection for the Developments in any country. Upon request, I will sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company to assign all such Developments fully and completely to the Company and to enable the Company, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof. I understand that my obligations under this Paragraph 1 will continue after the termination of my employment with the Company and that during my employment I will perform such obligations without further compensation, except for reimbursement of expenses incurred at the request of the Company. I further understand that if I am requested to perform any obligations under this Paragraph 1 after my employment with the Company terminates, I shall receive for such performance a reasonable per diem fee, as well as reimbursement of any expenses incurred at the request of the Company.

Employee Invention, Non-Disclosure,	Page 1
Non-Competition and Non-Solicitation
Agreement

(d) In addition to my agreements set forth in subparagraph 1(c), I hereby constitute and appoint the Company, its successors and assigns, my true and lawful attorney, with full power of substitution for me, and in my name, place and stead or otherwise, but on behalf of and for the benefit of the Company, its successors and assigns, to take all actions and execute all documents on behalf of me necessary to effect the assignment set forth in subparagraph 1(a), and from time to time to institute and prosecute in my name or otherwise, but at the direction and expense and for the benefit of the Company and its successors and assigns, any and all proceedings at law, in equity or otherwise, which the Company, its successors or assigns may deem proper in order to collect, assert or enforce any claim, right or title of any kind in and to the Developments and to defend and compromise any and all actions, suits and proceedings in respect of any of the Developments and to do any and all such acts and things in relation thereto as the Company, its successors or assigns shall deem advisable, and I hereby declare that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by me in any manner or for any reason.

In order to avoid disputes over the application of this assignment to prior inventions or copyrightable materials, I have listed on Schedule A to this Agreement descriptions of patentable inventions and copyrightable materials that I have developed and/or reduced to practice prior to my employment with the Company and that I believe are, accordingly, excepted from the provisions of this Paragraph 1, some of which may, however, be subject to the Intellectual Assignment Agreement between the Company and me dated of even date herewith.

2. Proprietary Information.

(a) I recognize that my relationship with the Company is one of high trust and confidence by reason of my access to and contact with the trade secrets and confidential and proprietary information of the Company and of others through the Company. I will not at any time, either during my employment with the Company or thereafter, disclose to others, or use for my own benefit or the benefit of others, any of the Developments or any confidential, proprietary or secret information owned, possessed or used by the Company (collectively, “Proprietary Information”). Such property shall not be erased, discarded or destroyed without specific instructions from the Company to do so. By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, data, know-how, marketing plans, forecasts, financial statements, budgets, licenses, prices, costs and employee, customer and supplier lists. I understand that the Company from time to time has in its possession information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. I agree that all such information shall be Proprietary Information for purposes of this Agreement.

(b) My undertaking and obligations under this Paragraph 2 will not apply, however, to any Proprietary Information which: (i) is or becomes generally known to the public through no action on my part; (ii) is generally disclosed to third parties by the Company without restriction on such third parties; (iii) is approved for release by written authorization of the Board of Directors of the Company; or (iv) is required to be disclosed pursuant to subpoena, order of judicial or administrative authority, or in connection with judicial proceedings to which the Company or I am a party, provided that I shall have given the Company written notice of such disclosure at least 14 days prior to such disclosure in order to provide the Company with an opportunity to oppose and/or object to such disclosure and any such disclosure is subject to all applicable governmental and judicial protection available for like material.

(c) Upon termination of my employment with the Company or at any other time upon request, I will promptly deliver to the Company all copies of computer programs, specifications, drawings, blueprints, data storage devices, notes, memoranda, notebooks, drawings, records, reports, files and other documents (and all copies or reproductions of such materials) in my possession or under my control, whether prepared by me or others, in whatever form on whatever tangible medium, which contain Proprietary Information. I acknowledge that this material is the sole property of the Company.

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(d) If requested to do so by the Company, I agree to sign a Termination Certificate in which I confirm that I have complied with the requirements of the preceding paragraph and that I am aware that certain restrictions imposed upon me by this Agreement continue after termination of my employment. I understand, however, that my rights and obligations under this Agreement will continue even if I do not sign a Termination Certificate.

3. Absence of Restrictions Upon Disclosure and Competition.

(a) I hereby represent that, except as I have disclosed in writing to the Company, and included in Schedule A to this Agreement, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

(b) I further represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company or induce the Company to use any confidential information or material belonging to any previous employer or others.

4. Non-Compete/Non-Solicitation

(a) During the term of my employment with the Company, I will not without the express written consent of the Company, directly or indirectly, engage in, participate in, or assist, as owner, part-owner, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any business organization or person whose activities or products are directly or indirectly competitive with activities or products of the Company.

(b) For so long as I am employed by the Company and for a period of 24 full months thereafter, I will not without the express written consent of the Company, directly or indirectly, engage in, participate in, or assist, as owner, part-owner, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any business organization or person, anywhere in the world where the Company does business whose activities or products are directly or indirectly competitive with activities or products of the Company.

(c) I recognize that these restrictions on competition are reasonable because of the Company’s investment in good will and in its customer lists and other proprietary information and my knowledge of the Company’s business and business plans. However if any period of time or geographical area should be judged unreasonable in any judicial proceeding, then the period of time or geographical area shall be reduced to such extent as may be deemed required so as to be reasonable and enforceable.

(d) During my employment with the Company and for 24 full months thereafter, I will notify the Company in the event I take up a position of any sort with any company or person whose activities or products are directly or indirectly competitive with activities or products of the Company.

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(e) I shall not recruit or otherwise solicit or induce any employees of the Company, to terminate their employment with, or otherwise cease their relationships with, the Company or any of its subsidiaries during my employment with the Company and for a period of 24 full months thereafter. In addition, I shall not recruit or otherwise solicit any person who was an employee of the Company during any time within six months prior to the end of my employment with the Company.

5. Other Obligations.

I acknowledge that the Company from time to time may have agreements with others which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions which are made known to me and to take all action necessary to discharge the obligations of the Company under such agreements.

6. Miscellaneous.

(a) The partial or complete invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b) This Agreement supersedes all prior agreements, written or oral, between me and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by me and the Company. This Agreement does not constitute an employment agreement, and no changes in my compensation, title or duties or any other terms or conditions of my employment, including, without limitation, the termination of my employment, shall affect the provisions of this Agreement except as stated herein.

(c) As used herein, the term “Company” shall include HubSpot, Inc. and any of its predecessors, subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. I agree not to assign any of my obligations under this Agreement. This Agreement will be binding upon my heirs, executors and administrators.

(d) No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e) I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f) This Agreement shall be deemed to be a sealed instrument and shall be governed by and construed in accordance with the laws of the State of Delaware other than those relating to choice of law. I hereby expressly consent to the jurisdiction of the courts of the state where the Company has its principal place of business in the United States (at the time any claim is filed) to adjudicate any dispute arising under this Agreement.

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(g) I recognize that irreparable damages would be caused to the Company, and that monetary damages would not compensate the Company for its loss, should I breach the terms of this Agreement. Accordingly, in addition to all other remedies available to the Company at law or in equity, upon a showing by the Company that I have violated or am about to violate the terms of this Agreement, I hereby consent to the entry by a court of competent jurisdiction of an injunction or declaratory judgment enforcing the terms of this Agreement, including without limitation preventing disclosure or further disclosure by me of Proprietary Information.

(h) If any one or more provisions of this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

[Signatures appear on next page.]

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I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND I UNDERSTAND, AND AGREE TO, EACH OF SUCH PROVISIONS, EFFECTIVE AS OF THE DATE FIRST ENTERED ABOVE.

Name:

Date:

Accepted and agreed to:

HUBSPOT, INC.

By:
Name:
Title:

Dated:

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SCHEDULE A

Prior Inventions, Copyrights, Confidentiality Obligations, etc.

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